EXHIBIT 10.7

Summary of
Old Point Financial Corporation Incentive Plan
(as approved by the Board of Directors on March 10, 2015)

Purpose

Old Point Financial Corporation (together with its subsidiaries where appropriate, the "Company") is committed to rewarding employees for their contributions to the Company's success. The Old Point Financial Corporation Incentive Plan (the "Plan") provides an opportunity to earn extra compensation beyond base salary when the Company meets or exceeds its corporate performance goals as well as recognize and reward individual contributions toward the Company's success.

The Plan is focused on ensuring alignment and commitment to achieving key financial results for the Company as well as individual and team results. The objectives of the Plan are to:

·	Align participant's incentive opportunities with critical Company goals and objectives.
·	Encourage teamwork and collaboration across all areas of the Company – our collective contributions will drive improved business results.
·	Motivate and reward the achievement of specific, measurable performance objectives.
·	Provide competitive total cash compensation opportunities.
·	Enable the Company to attract, motivate and reward talented employees.

Effective Date and Term

The Plan is an annual plan and operates on a calendar year schedule (January 1 – December 31). The Plan is effective January 1, 2015, with an initial plan year of January 1, 2015 to December 31, 2015. The Plan will be reviewed annually by the Compensation Committee and Senior Management to ensure proper alignment with the Company's business objectives. The Board of Directors retains the right to amend, modify or discontinue the Plan at any time.

Participation and Eligibility

Employees recommended by the CEO and approved by the Compensation Committee are eligible to participate in the Plan. New employees must be employed before July 1st of the plan year (January 1 – December 31) to be eligible for that year's incentive plan and will receive a prorated award based upon their hire date. For example if an employee is hired on January 15, they are considered employed 11 full months and would be eligible for a prorated award of 11/12s of the calculated amount.

Part-time employees are eligible to participate provided they work at least 1,000 hours per year. Temporary employees and employees participating in a commission or separate bonus plan will not be eligible to participate.

Plan Administration

The Plan is approved by the Board of Directors and will be administered by the Compensation Committee of the Board of Directors and, to the extent permitted by applicable stock exchange rules, the Chief Executive Officer. The Chief Executive Officer and/or the Board of Directors or Compensation Committee have the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Chief Executive Officer, Board of Directors or Compensation Committee will be final and binding on all participants.

Performance Gate/Trigger(s)

To ensure dollars are available based on performance to fund the plan, the Company must achieve a minimum level of budgeted net income to formally fund the Plan each year. If the gate/trigger is not achieved, the Plan will not activate. However, the Compensation Committee and CEO will have the ability to make discretionary awards to key performers through a discretionary incentive pool if the Plan does not activate.

Incentive Targets

Each participant will have an annual cash incentive opportunity, based on his or her role at the Company and employee level. The target incentive is based on competitive market practices, affordability to the Company and reflects the award to be paid for meeting expected performance.

Awards will be defined as a percentage of base earnings. Base earnings reflect the base salary actually earned during the course of the plan year. This allows for an automatic conversion for participants who receive salary increases during the plan year and are employed after the start of the plan year or who work on a part-time basis.

In order to pay out incentive awards at target, the Company will need to achieve its budgeted net income goal for the plan year.

If net income does not reach that level, each participant's incentive target opportunity will be reduced in accordance with a matrix approved by the Compensation Committee for the year.  If net income exceeds the target, each participant's incentive target opportunity will be adjusted higher in accordance with the matrix.

No adjustments are made based on performance in between performance levels in the matrix.  Incentive target opportunities will not adjust upward until the next performance level is achieved.

After adjusting each participant's incentive target opportunity based on net income achieved,  each participant's bonus award will be determined based on the evaluation of Company and, for employees in Level 4 and below, Individual/Team performance against established goals.  Actual awards can range from 0% to 150% of the adjusted target depending on performance. Threshold (i.e., minimum acceptable) performance will pay out at 50% of target and achieving stretch (i.e., superior) performance can result in awards up to 150% of target. For example, if a participant's adjusted target incentive opportunity is 4.00%, the threshold payout opportunity would be 2.00% (4% * 50%) and the stretch/maximum payout opportunity would be 6% (4% * 150%).

Performance Measures and Weightings

Incentives for all participants will be based on a combination of Company and Individual/Team performance (3 to 5 measures in total). The specific measures and the weights of each measure will be determined by the Compensation Committee or CEO and will vary based on the participant. Calculation of all goal attainment will exclude any one time or extraordinary revenues or costs associated with merger and acquisitions, balance sheet restructures or any other events of such nature; such factors will be predefined by the Compensation Committee and used consistently.

Where possible performance targets and ranges (e.g., threshold and stretch) for each measure will be set at the beginning of the plan year. A minimum achievement of threshold level individual performance is required for the Plan to pay for each component.

The specific allocation of goals will be weighted to reflect the focus and contribution for each role/level in the Company. Goals and weightings for the performance measures will be determined at the beginning of each plan year; the minimum weighting for each goal is 10%.

Company Performance Measures

Company performance will drive a significant portion of the individual incentive awards. This is to encourage teamwork and collaboration across all participants and divisions. The Company performance measures may include, but are not limited to, the following::

·	ROA (Return on average assets) - net income divided by average assets

·	Net Non-Interest expense to average assets - noninterest expense less noninterest income divided by average assets

·	Non-performing assets as a percent of total assets- nonaccrual loans and foreclosed property divided by total assets

Executives' incentives (Levels 5 & 6) will be tied to all selected Company performance measures.   Other participants will include one to three of these measures in their incentive framework (an item within the score card) depending on their role and area of focus within the Company.

Individual/Team Performance Measures

Revenue-generators will work with their managers to develop specific, measurable individual and/or team performance goals for the plan year. Threshold, target and stretch (maximum) goals will be determined for each measure along with the assigned weightings (minimum weighting equal to 10%). These measures, goals and weightings, along with the appropriate Company performance measures noted above, will be incorporated into the revenue-generator's scorecard and will be used to determine the earned award at the end of the plan year.

Individual performance for non-revenue generators will be assessed based on the appropriate Company performance measures noted above and by their annual performance rating which includes their specific individual performance goals. The earned incentive award will then be adjusted by a modifier based upon the participant's performance rating and how the rating compares to the other non-revenue generators. The following table summarizes the modifiers for various performance levels:

Individual Performance Scale (non-revenue generators)
Tier	Performance Rating Ranking	Modifier
Tier 1	Below Performance Rating 3.0	0x
Tier 2	Bottom 20% Performers	0.50x
Tier 3	2nd 20%	0.75x
Tier 4	3rd 20%	1.0x
Tier 5	4th 20%	1.1x
Tier 6	Top 20% Performers	1.25x

For example, a participant earns $1,000 based upon Company performance and receives a 3.8 performance rating. Based upon the distribution of performance ratings across the non-revenue generator employees, this places the participant in Tier 5 (1.1x modifier). The final incentive award will be $1,100 ($1,000 * 1.1). If the participant's final performance rating places the participant into Tier 3, the final incentive award will be $750 ($1,000 * 0.75).

Incentive awards for Executives in Levels 5 and 6 will be tied to only Company performance.  Their incentive awards will not be adjusted for individual performance.

Loan Quality Assessment for Commercial Lenders

Eligibility for the Commercial Lending positions to receive incentive awards under the Plan will be dependent on loan/asset quality and portfolio management. At the end of the plan year, the participant's Manager and the Chief Credit Officer will determine whether any adjustment will be made to the incentive award based upon a comprehensive assessment of the lender's loan quality (e.g., downgrades, write-offs, non-performing loans, delinquencies) and portfolio management (e.g., lack of analysis or proper credit documentation).  This is a discretionary adjustment; if warranted, no incentive will be paid to lenders with significant loan quality or portfolio management issues (i.e., deduction = 100%).

Delinquency Provision for Lenders
At the conclusion of each plan year, the Compensation Committee may offset all loans originated by a participant in the plan year that are 60 days or more past due at the conclusion of the plan year. The total sum of these delinquent loans will reduce the total amount of eligible loans which will be used to calculate the participant's incentive award. Management may determine whether the loan will be reinstated based on the overall performance of the loan. If the loan is delinquent for a 60 day period more than one time in a calendar year, reinstatement of the loan will not be credited to the participant.

Determination of Incentive Awards

Incentive awards earned by each participant will be determined following the end of the plan year, after adjusting each participant's incentive target opportunity based on net income achieved, based on the evaluation of Company and, for employees in Level 4 and below, Individual/Team performance for the plan year, and approved by the CEO and the Compensation Committee, as appropriate.

Committee Discretion and Risk Adjustment

The Compensation Committee retains the discretion to negatively adjust Plan funding and/or payments, in aggregate or by individual, to reflect regulatory findings and/or other risk factors (e.g., asset or loan quality).

The Compensation Committee also retains the discretion to modify, increase or eliminate awards based on any positive or negative business factors, in its discretion.

Incentive Award Payments

A participant must have received a minimum performance rating of 3.0 to be eligible to receive an incentive award.
All incentive awards earned under the Plan will be paid as a cash bonus during the first quarter following the plan year. Awards will be paid out as a percentage of a participant's year-to-date base salary earnings as of December 31 for the applicable calendar year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Participants who are not employed by the Company at the beginning of the plan year will receive a pro rata incentive award based on their length of employment during a given year. Employees hired after June 30th will not be eligible to participate until the next plan year.

If a participant changes his/her role or is promoted during the plan year, he/she will be eligible for the new role's target opportunity on a pro rata basis (i.e., the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If a Plan participant is terminated by the Company prior to payment, no incentive award will be paid. To encourage employees to remain in the employment of the Company, a participant must be an active employee of the Company on the date the incentive is paid to receive an award. (See exceptions for death, disability and retirement below.)

Disability, Death or Retirement

If a participant is disabled by an accident or illness, his/her incentive award for the plan year will be prorated so that the award is based on the period of active employment only (i.e., the award will be reduced by the period of time of disability).

In the event of death, the Company will pay to the participant's estate the pro rata portion of the award that had been earned by the participant as of the date of death.

Retirements will be as approved by the CEO and Compensation Committee. Individuals who retire will be eligible to receive a prorated payout based on the period of active employment only (i.e., pro-rated as of the date of retirement).

Clawback

In the event that the Company is required to prepare an accounting restatement due to error, omission or fraud (as determined by the Audit Committee), each executive officer may be required to reimburse the Company for part or the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for the relevant plan year. For purposes of this provision, (i) the term "incentive awards" means awards under the Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; and (ii) the term "executive officer" means the Company's Level 5 and 6 executives. The Company may seek to reclaim incentive awards within a three-year period of the incentive award payout.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of the Plan or any questions as to the correct interpretation of any information contained therein, the Company's interpretation expressed by the CEO and/or Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive award as provided by the Plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Company, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the plan year in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of Old Point Financial Corporation, nor will the Plan interfere with the right of Old Point Financial Corporation to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and the Company is one of at-will employment. The Plan does not alter the relationship.

The Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Virginia.

Each provision in the Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.